EXHIBIT 10.2

OCTOBER 8, 2009

MORGAN STANLEY UK LIMITED

MORGAN STANLEY ALTERNATIVE

RETIREMENT PLAN RULES

24.	CHANGE OF PRINCIPAL COMPANY	15

25.	TERMINATION	15

26.	CONFLICTS WITH DESCRIPTIVE MATERIALS	15

27.	GOVERNING LAW	15

2

THIS DEED is made on the 8th day of October 2009

BY

MORGAN STANLEY UK LIMITED (company number 04071123) whose registered office is at 25 Cabot Square, Canary Wharf, London, E14 4QF (the Principal Company)

WHEREAS:

(A) The Principal Company wishes to provide the Participants with the pension and lump sum benefits described in this deed with effect on and from 6 April 2006.

(B) The Principal Company intends for participation in a Plan to be voluntary. Each Plan is intended to enable the Principal Company to provide benefits for Participants at its discretion.

NOW THIS DEED WITNESSES:

1.	INTERPRETATION

1.1 In this Deed, the following words and expressions shall have the meanings set out below:

Beneficiary means either a Designated Beneficiary or Default Beneficiary, as appropriate.

Benefit Salary means, for a Participant,

(a) up to and including 30 April 2009, the amount notified by the Principal Company to the Participant as being the annual rate of his base salary from the Principal Company or the employer with whom he is in Employment for that Pay Period; and

(b) on and from 1 May 2009, the amount notified by the Principal Company to the Participant as being the annual rate of his base salary from the Principal Company or the employer with whom he is in Employment for that Pay Period which is pensionable. Benefit Salary shall be subject to caps for Managing Director level, Executive Director level, Vice President level and levels below Vice President, which will be determined by the Principal Company from time to time.

However, for the purposes of determining the benefits payable under clause 12, but not the benefits payable in respect of any Class B Member or Class C Member, the Participant’s Benefit Salary shall not exceed the Earnings Cap.

Class B Member and Class C Member means a Participant who would have been regarded as a Class B Member or Class C Member under Inland Revenue limits (as determined under previous legislation governing the taxation treatment of occupational pension schemes and set out in IR12 (2001) “Practice Notes on the Approval of Occupational Pension Schemes”), as in force immediately before 6 April 2006.

Deed means this deed, as amended from time to time.

Default Beneficiary means a “Beneficiary” within the meaning given in Rule 37(A) of the trust deed and rules governing the Main Plan.

Descriptive Materials means any applicable brochures, letters, memoranda or other documents regarding the Plan, including all electronic-based materials.

Designated Beneficiary means the person designated by a Participant pursuant to clause 14.1 to receive benefits in the event of the Participant’s death.

Earliest Retirement Date means the date at which the Participant reaches age 50 or, from 6 April 2010, age 55.

Earnings Cap means the permitted maximum defined in section 590C of the Income and Corporation Taxes Act 1988. In respect of any tax year from 6 April 2006, it shall be a figure determined by the Principal Company as the figure that would have been applicable in that year had section 590C continued in force.

Employment means employment with the Principal Company or one of its affiliates or subsidiaries, and/or Related Employment.

ITEPA means the Income Tax (Earnings and Pensions) Act 2003.

Normal Retirement Date means the date at which the Participant reaches age 60.

Main Plan means the Morgan Stanley UK Group Pension Plan.

Notional Account means, in respect of a Participant, the notional account maintained in accordance with clause 8 (Participants’ Notional Accounts).

Notional Investments means the investment vehicles selected in accordance with clause 9 (Notional Investments) used to measure the returns (positive or negative) to be attributed to Participants’ Notional Accounts.

Participant means an employee who participates in a Plan in accordance with clause 6.2.

Pay Period means, for a Participant, any period for which he receives a single payment of Benefit Salary from the Principal Company or the employer with whom he is in Employment.

Plan means, in respect of each Participant, the Plan governed by the Morgan Stanley Alternative Retirement Plan Rules established by this Deed, as amended, varied or supplemented from time to time.

Pre-April 2006 Main Plan Member means a Participant who was an active member of the Main Plan immediately before 6 April 2006.

Principal Company means Morgan Stanley UK Limited (including any successor thereto) or any person who becomes the Principal Company pursuant to clause 24.1.

Related Employment means a Participant’s employment with an employer other than the Principal Company or one of its affiliates or subsidiaries, where such employment is recognised by the Principal Company in its discretion as Related Employment.

Retirement Benefits Scheme means an employer-financed retirement benefits scheme within the meaning of Chapter 2 of Part 6 of ITEPA, and which provides benefits to which paragraph 10 of Part 6 of Schedule 3 to the Social Security (Contributions) Regulations 2001 applies.

Special Discretionary Contributions means the amounts notionally credited to a Participant’s Notional Account that are referred to in clause 7.2(b).

1.2 Any reference to any legislation shall be deemed to include any modification, re-enactment or replacement of it for the time being in force.

1.3 The headings in this Deed have been inserted for convenience of reference only and are to be ignored in any construction of the Plan.

1.4 Use of one gender includes the other, and the singular and plural include each other.

2.	ESTABLISHMENT OF THE PLAN

2.1 The Principal Company, with effect on and from 6 April 2006, hereby confirms that the Plan shall be established in favour of each Participant.

2.2 The Principal Company intends that each Plan will be a Retirement Benefits Scheme. However, the Principal Company may decide from time to time, either because it is not practicable to pay benefits in respect of a Participant primarily in pension form or for any other reason, that:

(a)	in accordance with clause 11, a Participant’s benefit will be commuted and paid in the form of a cash lump sum; and

(b)	the cash lump sum so paid will either represent the Participant’s benefit in its entirety, or represent such proportion of the Participant’s benefit that the Plan does not qualify as a Retirement Benefits Scheme in respect of that Participant.

In that event, the Plan in respect of that Participant will be treated as an employer-financed retirement benefits scheme within the meaning of Chapter 2 of Part 6 of ITEPA.

2.3 While and to the extent that the Plan is a Retirement Benefits Scheme in respect of any Participant, it will not be a registered pension scheme following the implementation of Part 4 (Pension Schemes etc) of the Finance Act 2004.

2.4 The Plan is unfunded. A Participant’s Notional Account represents at all times an unfunded and unsecured contractual obligation of the Principal Company. Each Participant and Beneficiary is an unsecured general creditor of the Principal Company with respect to all obligations owed under the Plan.

2.5 Subject to clause 18 below, amounts payable under the Plan shall be satisfied solely out of the general assets of the Principal Company, subject to the claims of its creditors. A Participant and a Participant’s Beneficiaries will not have any interest in any fund or in any specific asset of the Principal Company of any kind by reason of any amount credited to the Participant under the Plan, nor shall a Participant or any Beneficiary or any other person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided in this Deed. The Principal Company is not required to segregate any funds or assets to provide for the distribution of a Participant’s Notional Account or issue any notes or securities for the payment thereof.

2.6 The Principal Company has no obligation to invest amounts corresponding to a contribution in respect of a Participant and/or any appreciation thereon (including, without limitation, in the Notional Investments a Participant selects). If the Principal Company invests amounts corresponding to contributions in any reference fund or applies any amounts in a swap or other asset or transaction, such investment or application shall not confer on a Participant any right or interest in any such reference fund or Notional Investment.

2.7 The Participant will have no ownership or other interest in any financial or other instrument or arrangement that the Principal Company may acquire or enter into to hedge its obligations under the Plan.

3.	ADMINISTRATION

3.1 The Principal Company is responsible for administering the Plan, including, without limitation, determining Notional Investments offered, determining the value from time to time of Participants’ Notional Accounts and interpreting the Plan provisions and any Descriptive Materials.

3.2 The Principal Company will be the responsible person in relation to the Plan for the purposes of ITEPA, unless the delegation of this role is permitted by that Act and the Principal Company so delegates it.

4.	DELEGATION

4.1 The Principal Company may, in its sole discretion, delegate some or all of its authority and responsibilities pursuant to the Plan.

4.2 Each interpretation, determination or other action made or taken pursuant to the Plan by the Principal Company from time to time shall, subject to any dispute resolution procedure that may be in place from time to time in relation to the Plan, be made or taken in its sole discretion and shall be final, binding and conclusive on all persons.

5.	AMENDMENTS

5.1 The Principal Company may alter, amend or modify the Plan at any time in its sole discretion. These amendments may apply retrospectively, and may include (but are not limited to) changes that the Principal Company considers necessary or advisable as a result of changes in, or the adoption or interpretation of, any law, regulation, ruling, judicial decision or accounting standards, or in order to ensure that benefits payable to a Participant are not subject to income tax or national insurance premiums prior to payment or to reduce any tax or national insurance premiums that may be payable, as appropriate.

5.2 If the amount of any Participant’s benefit is affected by an amendment under clause 5.1, the Principal Company shall use reasonable endeavours to inform that Participant within a reasonable period of the date of the change, although any failure to do so shall not invalidate the change.

5.3 Any amendment shall be evidenced by deed executed by the Principal Company.

6.	ELIGIBILITY AND JOINING

6.1 Any employee in Employment invited to join by the Principal Company shall be eligible to participate in the Plan. The Principal Company may determine from time to time in its sole discretion general criteria for eligibility to participate in the Plan, but shall not be bound by such criteria to invite any particular employee to participate in the Plan.

6.2 An employee who is eligible under clause 6.1 shall become a Participant with effect from the first day of the month following the date (no later than the 15th day of any month) on which he submits a completed application form to the Principal Company in such form as it shall prescribe from time to time, or such other date (earlier or later) as the Principal Company determines.

No Right to Continued Employment or Participation

6.3 Neither the Plan nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Plan shall be construed as guaranteeing a Participant’s Employment, a discretionary bonus or any particular level of bonus, compensation or benefits, as giving a Participant any right to continued Employment, during any period, nor shall they be construed as giving a Participant any right to be reemployed by the Principal Company following any termination of Employment.

6.4 In addition, neither the Plan nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Plan shall be deemed to create or confer on a Participant any right to participate in the Plan, or in any similar program that may be established by the Principal Company.

7.	CREDITS

7.1 The amounts to be notionally credited to a Participant’s Notional Account and the date on which credits will be made will be agreed by the Principal Company with each Participant from time to time.

7.2 The credits agreed under clause 7.1 may include:

(a)	regular periodic credits; and

(b)	other credits that are made at the discretion of the Principal Company and are designated by the Principal Company as constituting Special Discretionary Contributions for the purposes of the Plan.

8.	PARTICIPANTS’ NOTIONAL ACCOUNTS

8.1 A Participant’s Notional Account from time to time shall be determined in accordance with this clause 8. The credits referred to in clause 7 shall be credited to the Participant’s Notional Account in accordance with the terms agreed between the Principal Company and the Participant.

8.2 A Participant’s Notional Account shall, if the Principal Company so determines in its absolute discretion and at times determined by the Principal Company, be adjusted (positively or negatively) to reflect the returns on the Notional Investments to which the Participant’s Notional Account is linked in accordance with clause 9 (Notional investments).

8.3 A Participant’s Notional Account shall be reduced by an amount determined by the Principal Company to reflect the costs associated with operating the Participant’s Notional Account.

8.4 Any allocation of assets to a Participant’s Notional Account is for benefit calculation purposes only. No Beneficiary is entitled to any Notional Investments or assets.

9.	NOTIONAL INVESTMENT

Notional Investments available

9.1 The Principal Company shall choose one or more Notional Investments available under the Plan. In choosing the Notional Investments, the Principal Company shall take into account a variety of factors including, without limitation, the Principal Company’s own business interests and its relations with the Notional Investments or parties affiliated with the Notional Investments.

9.2 The Principal Company has no obligation to select Notional Investments based on its expectation as to their potential rate of return or any other criteria. In electing to participate in the Plan, each Participant shall be deemed to acknowledge the existence of actual and potential conflicts of interest with the Principal Company and waive any claim with respect to the existence of any conflict of interest and the Principal Company may require each Participant to affirmatively make such acknowledgment and waiver.

9.3 The Principal Company may, from time to time, change the Notional Investments available to Participants or allocate a Participant’s Notional Account to different Notional Investments than those selected by the Participant. Nothing in the Descriptive Materials shall be construed to confer on a Participant the right to continue to have any particular Notional Investment option available for purposes of measuring the value of the Participant’s Notional Account.

Participant elects allocation to Notional Investments

9.4 A Participant’s Notional Account shall be deemed to be allocated among one or more Notional Investments in such proportions as indicated by the Participant in a form acceptable to the Principal Company. This deemed allocation is made exclusively for the purpose of determining the value of the Participant’s Notional Account from time to time. The proportions in which the Notional Account is allocated will apply at the time the election form is submitted, and the actual proportions in which the value of the Notional Account is allocated may change over time as a result of the performance of the Notional Investments.

9.5 A Participant may change the deemed allocation of the Participant’s Notional Account among the Notional Investments then available under the Plan in accordance with procedures and at such times as established by the Principal Company from time to time, provided however that:

(a)	the Principal Company may determine the frequency of reallocations;

(b)	the Principal Company may determine the minimum percentage of the Participant’s Notional Account that is required to be allocated to any single Notional Investment; and

(c)	the Principal Company may determine the minimum percentage of the Participant’s Notional Account that is required to be allocated to one or more Notional Investments; and

(d)	no reallocation that a Participant requests shall be honoured to the extent that it would conflict with the minimum allocation requirements that the Principal Company may establish from time to time.

9.6 The Principal Company shall not be liable for any loss arising from a Participant’s choice of Notional Investment(s). The Participant will be solely responsible for any such choice.

Information

9.7 The Notional Investments available from time to time will be indicated on the Principal Company’s website or through other means that the Principal Company shall determine and communicate to Participants from time to time.

9.8 The Principal Company may provide a Participant with a description of the Notional Investments and their historical returns. However, the Principal Company is not responsible for actions, statements or performance of the Notional Investments, and shall not be required to advise on or monitor the performance of any Notional Investment.

Performance

9.9 The performance of each Notional Investment shall reflect all of the fees and costs of providing the underlying notional investments, including, without limitation, placement agent and brokerage fees, or such notional fees as the Principal Company deems appropriate. If the Principal Company provides such services, the appropriate fee shall be reflected.

9.10 The Principal Company may act as the investment advisor or provide other services in relation to the Notional Investments and receive fees for providing these services. Fees paid will reduce the performance of the Notional Investment.

Amounts at Risk

9.11 The value of a Participant’s Notional Account is subject to risk at all times based upon the performance of the Notional Investments to which the Participant’s Notional Account is allocated. If the value of a Participant’s Notional Investments decreases in the future, the value of the Participant’s Notional Account may be lower than the aggregate of the notional contributions in respect of the Participant.

9.12 Although a Participant will not be an investor in the underlying investments of the elected Notional Investments, a Participant’s Notional Account will be subject to gains and losses attributable to the performance of the selected Notional Investments.

9.13 Payment of the benefits under the Plan is also subject to the risks associated with the Participant’s status as an unsecured general creditor of the Principal Company as described in clause 2.4.

10.	RETIREMENT BENEFITS

Normal retirement

10.1 On a Participant’s Normal Retirement Date, the Principal Company will apply the Participant’s Notional Account to provide the Participant with a pension payable for the remainder of the Participant’s life. The Principal Company may at its discretion defer the payment of the pension to a date later than the Participant’s Normal Retirement Date.

Late retirement

10.2 If the Participant remains in Employment after his Normal Retirement Date, the Participant may elect to defer receipt of his benefits to a later date but not later than the date he leaves Employment. The Principal Company may at its discretion defer the payment of the pension to a date later than the date he leaves Employment.

10.3 For the purposes of clause 10.2, the Principal Company will treat a Participant who has not left Employment before reaching the age of 75 as having left Employment on reaching that age for the purposes of the Plan.

10.4 If the Participant leaves Employment before his Normal Retirement Date, the Participant may only elect to defer receipt of his benefits to a date later than Normal Retirement Date with the approval of the Principal Company.

Early retirement

10.5 The Principal Company can apply the Participant’s Notional Account under clause 17 to provide retirement benefits before the Normal Retirement Date if the Principal Company has agreed with the Participant that he can have immediate benefits from the Plan. This clause 10.5 will only apply:

(a)	if the Participant has attained his Earliest Retirement Date; or

(b)	if the Participant is suffering from physical or mental impairment such that the Principal Company considers, having regard to the advice of a suitably qualified medical practitioner, is serious enough to prevent a Participant from following his normal occupation or to seriously impair his earning ability on a permanent basis.

10.6 The benefits on early retirement under clause 10.5 are an alternative to the benefits on leaving the Plan at the Normal Retirement Date under clause 10.1.

11.	COMMUTATION

11.1 If the Principal Company in its sole discretion decides and on such terms and conditions as it may specify, a Participant’s pension may be commuted, in whole or in part, in exchange for a lump sum provided that, subject to clause 2.2, the status of the Plan as a Retirement Benefits Scheme in respect of that Participant is not prejudiced by such payment. The Principal Company may in accordance with clause 21 make any statutory deductions for any tax and / or national insurance contribution liability from the lump sum.

12.	BENEFITS ON DEATH BEFORE NORMAL RETIREMENT DATE

Member in Employment

12.1 If a Participant dies before his Normal Retirement Date and before leaving Employment, a lump sum shall, with the consent of the Principal Company, be paid to the Participant’s Beneficiaries in such proportions as the Principal Company may decide. Unless the Principal Company decides otherwise, the lump sum shall be equal to:

(a)	the value of the credits made to the Participant’s Notional Account under clause 8.1 that are Special Discretionary Contributions, adjusted in accordance with clause 9; and

(b)	subject to clause 12.2 below, an amount equal to four times the Participant’s Benefit Salary, unless the Participant is a Pre-April 2006 Main Plan Member, in which case this amount will not be payable.

12.2 Where the amount paid to a Participant who is a Pre-April 2006 Main Plan Member under the Main Plan is less than four times the Participant’s Benefit Salary as a result of the operation of Rule 34(A) of the Main Plan, an amount will be paid under the Plan so that the total amount paid to the Participant under the Main Plan and the Plan is equivalent to four times the Participant’s Benefit Salary.

12.3 Where clause 12.1 applies, the Principal Company may in its absolute discretion, though is not required to, provide other benefits in respect of the Participant, or procure that such benefits are provided, of an amount and in such form as it determines to be appropriate.

Member not in Employment

12.4 If a Participant dies before his Normal Retirement Date but after leaving Employment, a lump sum calculated in accordance with clause 12.1(a) shall, with the consent of the Principal Company, be paid to the Participant’s Beneficiaries in such proportions as the Principal Company may decide.

13.	BENEFITS ON DEATH AFTER PENSION HAS BECOME PAYABLE

13.1 If the conditions referred to in clause 13.2 apply, and unless the Principal Company and the Participant agree otherwise (in a form prescribed by the Principal Company from time to time), if a Participant dies following the first instalment payment of the benefit made pursuant to clause 17, a lump sum equal to the amount set out in clause 13.3 shall be paid to the Participant’s Beneficiaries.

13.2 The conditions are:

(a)	the Participant’s benefit is provided as a pension;

(b)	the Participant has elected, in a form acceptable to the Principal Company and subject to such conditions as the Principal Company shall determine (including any reduction to the amount of pension payable to the Participant that the Principal Company determines to be appropriate), that the pension will be guaranteed for a minimum period not exceeding 10 years; and

(c)	unless the Principal Company determines otherwise, the Principal Company has secured its liability to provide the pension to the Participant through the purchase or maintenance of an insurance policy or annuity policy (whether or not that policy is in the name of the Participant).

13.3 The amount of the lump sum payable under clause 13.1 shall be equal to the remaining instalments of the Participant’s pension payable to the end of the minimum guaranteed period chosen by the member in accordance with clause 13.2(b), but in any event shall not exceed the amount payable under any insurance policy or annuity policy (see clause 18.2 below).

14.	BENEFICIARIES OF DEATH BENEFITS

14.1 A Participant may make a written designation of one or more Designated Beneficiaries to receive all or part of the benefits to be paid under the Plan in the event of the Participant’s death.

14.2 To make a Designated Beneficiary designation, a Participant must complete and submit a designation of beneficiary in a form acceptable to the Principal Company.

14.3 A Participant may revoke or change the Designated Beneficiary designation at any time.

14.4 If a Participant does not designate a Designated Beneficiary to which benefits are to be paid upon the Participant’s death, or if no Designated Beneficiary survives a Participant, any amount payable under clause 12 or 13 subsequent to the Participant’s death shall be held by the Principal Company in trust to pay or apply it to one or more of the Participant’s Default Beneficiaries or for their benefit in such shares and in such manner as the Principal Company decides, or to pay it to the Participant’s personal representative. For these purposes:

(a)	if the Principal Company has not been able to trace any Default Beneficiaries within two years of the Participant’s death and no personal representative has been appointed to the Participant’s estate, and/or if any sum payable under this clause would be payable to the Crown, the Duchy of Lancaster or the Duke of Cornwall, the Principal Company will retain the amount;

(b)	in the exercise of its discretion under this clause, the Principal Company can pay a lump sum (or part of it) to a person who is under age 18 or to the trustees of a trust for the benefit only of one or more of the Participant’s Default Beneficiaries. The trust can be of a discretionary nature or include a provision allowing its trustees to charge remuneration. A receipt given by any person to whom a payment is made will be a complete discharge to the Principal Company for that payment; and

(c)	the Principal Company can decide that any expenses incurred in connection with the provisions of this clause or any payment or application under this clause may be deducted from the relevant payment on a basis to be decided by the Principal Company.

14.5 If a Beneficiary survives a Participant but dies prior to the completion of the payments contemplated to be made to that Beneficiary under clauses 12 and 13, the unpaid portion of such payments at the death of the Beneficiary shall be paid to the Beneficiary’s estate.

14.6 If there is any question as to the identity of any Designated Beneficiary to receive payment, the Principal Company may determine to pay the Participant’s personal representative. The Principal Company’s determination shall be binding and conclusive on all persons, and the Principal Company shall have no further liability to anyone with respect to such payment.

15.	BENEFITS ON WITHDRAWAL

15.1 If the Participant’s Employment terminates before the Normal Retirement Date otherwise than by death and in circumstances where the Participant does not receive benefits payable on early retirement under clause 10.5 (Early retirement), the Participant shall be entitled to receive benefits in accordance with clauses 10 and 11, as appropriate.

16.	PENSION INCREASES

16.1 A pension in payment to any Participant may be increased by such amount as the Principal Company may determine from time to time at its sole discretion (including such rate of increase as is provided under any annuity held for the purposes of the Plan or purchased in respect of the Participant) provided that the status of the Plan as a Retirement Benefits Scheme in respect of that Participant is not prejudiced by such payment.

17.	PAYMENT OF BENEFITS

17.1 All payments under the Plan shall be in Pounds Sterling. Participants shall have no right to any other form of payment. The Principal Company may, but shall not be obliged to, provide benefits in any currency other than Pounds Sterling on terms to be agreed between the Principal Company and the Participant.

17.2 All pensions provided under this Plan, shall be paid by equal monthly instalments on such date as the Principal Company may decide or at such other intervals as may be agreed.

17.3 All payments of benefit shall, unless otherwise determined by the Principal Company, be made by bank credit transfer.

17.4 A Participant shall have no rights to make withdrawals or loans from the Participant’s Notional Account for any reason.

18.	INSURANCE AND OTHER ANNUITIES AND INVESTMENTS

18.1 The Principal Company may from time to time at its discretion (but shall not be obliged to) provide benefits payable under the Plan, or secure its liabilities under the Plan, through the purchase or maintenance of such insurance policies or assets as the Principal Company considers appropriate. Such insurance policies or assets may be in the name of the Principal Company, the Participant or any other party that the Principal Company selects.

18.2 If the Principal Company secures its liability to provide any benefit or part of a benefit under clauses 12 or 13 above through the purchase or maintenance of insurance policies on the lives of any Participant or any other assets, the Principal Company’s liability to provide that benefit or part of a benefit shall be subject to its receiving sufficient funds from those insurance policies or assets.

18.3 Where the Principal Company provides an insurance policy or annuity policy that secures a benefit or part of a benefit in the name of the Participant, the Principal Company shall be discharged from all liability to provide that benefit or part of a benefit to or in respect of that Participant once they have purchased that policy.

19.	PROVIDING BENEFITS UNDER OTHER SCHEMES

19.1 The Principal Company may discharge its liability to provide a benefit or part of a benefit to a Participant under the Plan by making arrangements to provide that benefit or part of a benefit under any other scheme or arrangement (including without limitation the Main Plan).

20.	FORFEITURE

20.1 Any lump sum benefit or instalment of pension payable to or in respect of a person entitled to benefits under the Plan shall be forfeited if not claimed within six years after the date on which the benefit first becomes due and payable, save that the Principal Company may at its discretion pay all or any part of such benefits notwithstanding that they may have been so forfeited.

21.	DEDUCTION OF TAX

21.1 The Principal Company can deduct from any payment from the Plan any tax or national insurance contributions for which it may be accountable in consequence of the payment.

22.	MONETARY OBLIGATIONS OF PARTICIPANTS

22.1 The Principal Company may deduct an amount from the Participant’s Notional Account equal to the amount that the Principal Company certifies is due to it.

22.2 However, if and to the extent that the Plan is a Retirement Benefits Scheme, this clause 22 is subject to section 91 of the Pensions Act 1995. In that event:

(a)	the Principal Company can apply this clause 22 if the Participant has a monetary obligation to the Principal Company in respect of his criminal, negligent or fraudulent act or omission, or arising out of a payment made in error in respect of the Participant’s benefit under the Plan; and

(b)	the amount of the deduction will not exceed the lesser of the amount of the obligation and the Participant’s Notional Account unless they would be allowed to include it under section 91 of the Pensions Act 1995.

22.3 The Principal Company will not apply this clause 22 to any part of the Participant’s Notional Account that represents a benefit that has operated to exclude the right to or reduce the amount of a redundancy payment to which the Participant would otherwise be entitled under Part XI of the Employment Rights Act 1996.

22.4 The Principal Company will if possible give a Participant to whom clause 22 applies a certificate showing the amount by which the Participant’s Notional Account is reduced.

23.	SUSPENSION

23.1 This clause 23 applies if a benefit is payable direct from the Plan to a Beneficiary who is under 18 years of age or is unable to act because of physical or mental incapacity, as certified by a qualified medical practitioner. In that event, the Principal Company can pay or apply any part of it for the benefit of the Beneficiary or any of his dependants in any manner they think appropriate, including directing that all or part of the benefit be held by itself or other trustees on such trusts (including discretionary trusts) and with such powers and provisions (including powers of selection and variation) as the Principal Company sees fit, or paying all or part of the benefit to the trustees of any other existing trust.

23.2 The Principal Company can also hold any part of the benefit until the Beneficiary reaches 18 years of age or is able to act, or, if he dies before that age, for the benefit of his estate.

23.3 In addition the Principal Company can pay all or any part of a benefit to the parent or guardian of a beneficiary who is under 18 years of age or unable to act or to any other person who the Principal Company considers is responsible for his maintenance. They will pay the benefit (or part of it) on the basis that the person receiving it will use it towards meeting the expenses of the household in which the Beneficiary resides or in some other manner for his maintenance.

23.4 The receipt of the person to whom any payment is made will be a complete discharge to the Principal Company for that payment.

Non-transferability

23.5 A Participant may not assign, sell, garnish, transfer, pledge or encumber the Participant’s interests in the Plan, other than by will or the laws of descent and distribution.

23.6 The prohibition in clause 23.5 above includes any assignment or other transfer that purports to occur by operation of law or otherwise.

23.7 During a Participant’s lifetime, payments shall be made only to the Participant.

23.8 The term and conditions of the Plan are binding on, and shall benefit, the Principal Company and its successors and assignees, and the Participants, their Beneficiaries, heirs, legatees and personal representatives.

23.9 The Participant’s benefits shall be reduced where necessary to comply with any order or provision for pension sharing on divorce, as is mentioned in section 28(1) of the Welfare Reform and Pensions Act 1999 or Article 25(1) of the Welfare Reform and Pensions (Northern Ireland) Order 1999.

23.10 If and to the extent that the Plan is a Retirement Benefits Scheme, this clause 23 is subject to sections 91 to 93 of the Pensions Act 1995 (Assignment, forfeiture, bankruptcy etc).

24.	CHANGE OF PRINCIPAL COMPANY

24.1 Any employer of any of the Participants (or its holding company) may with the consent of the Principal Company by deed become the Principal Company for the purposes of the Plan.

25.	TERMINATION

25.1 The Principal Company may, at any time, terminate the Plan in whole or in part as to some or all Participants.

25.2 Following the termination of the Plan, the Principal Company may permit existing Participants’ Notional Accounts to remain in the Plan, subject to their applicable terms and conditions, or secure the benefits through the purchase of annuities or insurance policies.

26.	CONFLICTS WITH DESCRIPTIVE MATERIALS

26.1 In the event of any conflict or inconsistency between this Deed and any Descriptive Materials, this Deed shall govern and any Descriptive Materials shall be interpreted to minimize or eliminate any such conflict or inconsistency, provided however that to the extent the Principal Company amends or modifies any term or definition set forth herein, it shall use reasonable endeavours to notify the Participants affected.

27.	GOVERNING LAW

27.1 This Deed is governed by and shall be construed in accordance with English law.

IN WITNESS whereof this DEED was executed and delivered on the date written above.

EXECUTED as a DEED under

the COMMON SEAL of

MORGAN STANLEY UK LIMITED

in the presence of:

Director:	/s/ [Name]

Director/Secretary:	/s/ [Name]